Exhibit 99.1


   Southwest Water Company Increases Cash Dividend on Common Stock


    LOS ANGELES--(BUSINESS WIRE)--Dec. 14, 2007--Southwest Water Company (Nasdaq:SWWC) today announced that its board of directors has raised the company's quarterly cash dividend on its common stock to $0.06 per share from $0.0576 per share, representing the twelfth consecutive annual increase.

    The board also declared a quarterly cash dividend of $0.65625 per share on the company's Series A preferred stock. Both dividends will be paid January 18, 2008, to stockholders of record on December 28, 2007.

    Southwest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.


    CONTACT: Southwest Water Company
             DeLise Keim, VP Corp. Communications, 213-929-1846 www.swwc.com or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5980
             www.pondel.com